      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2004

                                                           REGISTRATION NO. 333-

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _______________________

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ______________________________
                          DANIELSON HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                               95-6021257
   (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

  2 NORTH RIVERSIDE DRIVE, SUITE 600                  60606
          CHICAGO, ILLINOIS                           (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                          1995 STOCK AND INCENTIVE PLAN
         (AS AMENDED EFFECTIVE DECEMBER 12, 2000 AND AS FURTHER AMENDED
                            EFFECTIVE JULY 24, 2002)
                            (Full title of the plan)

                              DAVID S. STONE, ESQ.
                          NEAL, GERBER & EISENBERG LLP
                            TWO NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60602
                                 (312) 269-8000
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (312) 466-4030
          (Telephone number, including area code, of agent for service)

                                 WITH COPIES TO:

                                PHILIP G. TINKLER
                             CHIEF FINANCIAL OFFICER
                          DANIELSON HOLDING CORPORATION
                       2 NORTH RIVERSIDE DRIVE, SUITE 600
                             CHICAGO, ILLINOIS 60606

                             ________________________

                         CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED
                                                                   PROPOSED        MAXIMUM
                                                               MAXIMUM OFFERING    AGGREGATE         AMOUNT OF
              TITLE OF SECURITIES              AMOUNT TO BE    PRICE PER SHARE   OFFERING PRICE  REGISTRATION FEE
               TO BE REGISTERED               REGISTERED (1)         (2)               (2)             (4)
-------------------------------------------   --------------   ----------------  --------------  ----------------
Common Stock (par value $.10 per share)....     2,436,273           $9.63          $23,461,309       $2,972.55

(1) Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 and based on the average of the high and low prices of a share of Common Stock as reported on the American Stock Exchange on May 6, 2004.

(3) This Registration Statement registers additional shares of Common Stock issuable pursuant to the same employee benefit plan for which a Registration Statement on Form S-8 (File No. 333-86004), filed on April 11, 2002, is currently effective. Accordingly, pursuant to Instruction E of Form S-8, the registration fee is being paid with respect to the additional securities only.

                                EXPLANATORY NOTE

         Danielson Holding Corporation (the "Company") filed a Registration Statement on Form S-8 (File No. 333-86004) with the Securities and Exchange Commission on April 11, 2002 (the "Prior Registration Statement") to register 2,540,000 shares of its common stock, $.10 par value per share (the "Common Stock"), issuable pursuant to the 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002, the "Plan"). The Prior Registration Statement is still effective. The Company is filing this Registration Statement to register 2,436,273 additional shares of Common Stock issuable pursuant to the Plan.

         This registration statement on Form S-8 also includes pursuant to Instruction E of Form S-8 a reoffer prospectus that is substantively different from that filed in the Prior Registration Statement. The reoffer prospectus was prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 566,134 shares that constitute "control securities" which have been issued prior to or are issuable after the filing of this Registration Statement and the Prior Registration Statement.

         The contents of the Prior Registration Statement are incorporated herein by reference, to the extent not amended hereby.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The Company will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). The Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

                               REOFFER PROSPECTUS

                         566,134 SHARES OF COMMON STOCK
                        OF DANIELSON HOLDING CORPORATION

         This prospectus relates to 566,134 shares of common stock which may be offered from time to time by our stockholders described under the caption "Selling Stockholders" in this prospectus. The selling stockholders are current or former employees, officers and directors of Danielson or independent contractors who acquired the shares of common stock as compensation for services performed for us.

         The selling stockholders may offer for sale or sell their shares in varying amounts through public or private transactions at prevailing market prices or at privately negotiated prices. Such future prices are not currently known. The selling stockholders will receive all of the net proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares. The selling stockholders will bear all the sales commission and similar expenses. Any other expenses incurred by us in connection with this registration and offering not borne by the selling stockholders will be borne by us.

         Our common stock is listed on the American Stock Exchange under the symbol "DHC." On May 6, 2004, the last reported sale price for the common stock was $9.70 per share.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

         IN ORDER TO AVOID AN "OWNERSHIP CHANGE" FOR FEDERAL TAX PURPOSES, OUR CERTIFICATE OF INCORPORATION PROHIBITS ANY PERSON FROM BECOMING A BENEFICIAL OWNER OF 5% OR MORE OF OUR OUTSTANDING COMMON STOCK, EXCEPT UNDER LIMITED CIRCUMSTANCES. CONSEQUENTLY, NO PERSON MAY ACQUIRE SHARES OF COMMON STOCK FROM THE SELLING STOCKHOLDERS IF, AFTER GIVING EFFECT TO THAT ACQUISITION, THE PERSON WOULD BENEFICIALLY OWN, EITHER DIRECTLY OR INDIRECTLY, 5% OR MORE OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                  The date of this prospectus is May 10, 2004.

                                TABLE OF CONTENTS

RISK FACTORS....................................................................      1

FORWARD-LOOKING STATEMENTS......................................................     14

DANIELSON'S BUSINESS............................................................     15

PLAN OF DISTRIBUTION............................................................     18

USE OF PROCEEDS.................................................................     18

SELLING STOCKHOLDERS............................................................     18

LEGAL MATTERS...................................................................     19

EXPERTS.........................................................................     19

WHERE YOU CAN FIND MORE INFORMATION.............................................     20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................     21

         Unless the context otherwise requires, references in this prospectus to "Danielson," and "we," "our," "us" and similar terms refer to Danielson Holding Corporation and its subsidiaries; references to "NAICC" refer to National American Insurance Company of California and its subsidiaries; references to "ACL" refer to American Commercial Lines LLC and its subsidiaries; and references to "Covanta" refer to Covanta Energy Corporation and its subsidiaries.

                                  RISK FACTORS

         An investment in our common stock is very risky. You should carefully consider the following factors and all the information in this prospectus and the information incorporated by reference before investing in our common stock.

                           DANIELSON - SPECIFIC RISKS

WE CANNOT BE CERTAIN THAT THE NET OPERATING LOSS TAX CARRYFORWARDS WILL CONTINUE TO BE AVAILABLE TO OFFSET OUR TAX LIABILITY.

         As of December 31, 2003, we had approximately $652 million of net operating loss tax carryforwards for Federal income tax purposes, which we refer to as "NOLs". In order to utilize the NOLs, we must generate taxable income which can offset such carryforwards. The NOLs are also utilized by income from certain grantor trusts that were established as part of the Mission Insurance organization. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced if we were to undergo an "ownership change" within the meaning of Section 382(g)(1) of the Internal Revenue Code. We will be treated as having had an "ownership change" if there is more than a 50% change in stock ownership during a three year "testing period" by "5% stockholders".

         In order to help us preserve the NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Internal Revenue Code. The transfer restrictions were implemented in 1990, and we expect that the restrictions will remain in force as long as the NOLs are available. We cannot be certain, however, that these restrictions will prevent an ownership change.

         The NOLs will expire in various amounts, if not used, between 2004 and 2023. The Internal Revenue Service has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS was successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated income and we may not be able to satisfy our obligations to Covanta under our tax sharing agreement with Covanta or to pay taxes that may be due from our consolidated tax group.

         In addition to the foregoing, other possible reductions in our NOLs could occur in connection with ACL's emergence from bankruptcy. Management anticipates that should ACL emerge from bankruptcy, while we will attempt to manage the tax consequences of that transaction, taxable income could result from ACL debt forgiveness and asset sales, which could materially reduce our NOLs.

THE MARKET FOR OUR COMMON STOCK HAS BEEN HISTORICALLY ILLIQUID WHICH MAY AFFECT YOUR ABILITY TO SELL YOUR SHARES.

         The volume of trading in our stock has historically been low. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time an investor might want to sell his, her or its shares.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. In addition, in connection with the Covanta acquisition financing, we have entered into a registration rights agreement under which we have agreed to file a registration statement on Form S-3 to register the resale of approximately 17,711,491 shares of our common stock assumed to be held by Laminar, Third Avenue and SZ Investments assuming full participation in the rights offering by the public and these investors. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

REDUCED LIQUIDITY AND PRICE VOLATILITY COULD RESULT IN A LOSS TO INVESTORS.

         Although our common stock is listed on the AMEX, there can be no assurance as to the liquidity of an investment in our common stock or as to the price an investor may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for our common stock, the market price of our common stock, investor perception and general economic and market conditions.

SZ INVESTMENTS BENEFICIALLY OWNS APPROXIMATELY 18.75% OF OUR OUTSTANDING COMMON STOCK.

         As of May 1, 2004, SZ Investments beneficially owned 6,740,824 shares of our common stock for an aggregate beneficial ownership of approximately 18.75% of our common stock. In addition, our nine member board of directors includes two affiliates of SZ Investments, Samuel Zell, Chairman of the Board, and William Pate, and our Chief Financial Officer is also an affiliate of SZ Investments. Because of its large percentage of ownership, and board and officer representation, SZ Investments may have significant control over our management and policies.

CONCENTRATED STOCK OWNERSHIP AND CHARTER PROVISION MAY DISCOURAGE UNSOLICITED ACQUISITION PROPOSALS.

         Assuming full participation in our rights offering by the public and these investors and the offering of 3,000,000 shares of our common stock to Covanta creditors, SZ Investments, affiliates of Third Avenue and Laminar separately own or will have the right to acquire 15.86%, 6.10% and 18.33%, respectively, or when aggregated, 40.29% of our outstanding common stock. Although there are no agreements among them regarding their voting or disposition of shares of our common stock, the level of their combined ownership of shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. In addition, the change in ownership limitations contained in Article Fifth of our charter could have the effect of discouraging or impeding an unsolicited takeover proposal.

                       RISKS RELATED TO COVANTA'S BUSINESS

COVANTA EMERGED FROM BANKRUPTCY WITH A LARGE AMOUNT OF DOMESTIC DEBT, AND WE CANNOT ASSURE YOU THAT ITS CASH FLOW FROM DOMESTIC OPERATIONS WILL BE SUFFICIENT TO PAY THIS DEBT

         Covanta's plan of reorganization, and the amount of debt issued pursuant to its terms, assumes among other things that the NOLs described above will enhance amounts available for its creditors by reducing its consolidated Federal tax liability. If a sufficient portion of the NOLs are not available and Danielson cannot meet its obligations under the tax sharing agreement to Covanta, it is likely that Covanta will not have sufficient cash flow from operations or other sources of liquidity to pay the principal and interest due with respect to its domestic debt.

         Covanta's ability to service its domestic debt will also depend upon:

            - its ability to continue to operate and maintain its facilities consistent with historical performance levels;

            -     its ability to maintain compliance with its debt covenants;

            - its ability to avoid increases in overhead and operating expenses in view of the largely fixed nature of its revenues;

            - its ability to maintain or enhance revenue from renewals or replacement of existing contracts (which begin to expire in October, 2007), and from new contracts to expand existing facilities or operate additional facilities; and

            - market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions, and additional contracts, particularly after its existing contracts expire.

THE AMOUNT OF UNSECURED CLAIMS FOR WHICH COVANTA IS LIABLE HAS NOT BEEN DETERMINED AND COULD EXCEED OUR ESTIMATES.

         In connection with Covanta's emergence from bankruptcy, Covanta authorized the issuance of $50 million of unsecured notes under an indenture. Although Covanta estimates that it will issue such notes in an amount less than $40 million, the ultimate amount of unsecured notes will not be determined until remaining claims are resolved through settlement or litigation in Bankruptcy Court. We cannot assure you that the final amount of such notes issued will be less that Covanta's estimate, or that the ultimate resolution of such claims will result in liabilities of less than $50 million.

COVANTA MAY NOT BE ABLE TO REFINANCE ITS DOMESTIC DEBT AGREEMENTS PRIOR TO MATURITY

         Covanta issued the High Yield Notes, which mature in 2011. Prior to maturity, Covanta is obligated to pay only interest, and no principal, with respect to these notes. Covanta's cash flow may be insufficient to pay the principal at maturity, which will be $230 million at such time. Consequently, Covanta may be obligated to refinance these notes prior to maturity. Covanta may refinance the notes during the first two years after issuance without paying a premium, and thereafter may refinance these notes but must pay a premium to do so.

         Several of Covanta's contracts require it to provide certain letters of credit to contract counterparties. The aggregate stated amount of these letters of credit declines materially each year, particularly prior to 2010. Covanta's financing arrangements under which these letters of credit are issued expire in 2009, and so it must refinance these arrangements in order to allow Covanta to continue to provide the letters of credit beyond the current expiration date.

         We cannot assure you that Covanta will be able to obtain refinancing on acceptable terms, or at all.

COVANTA'S ABILITY TO GROW ITS BUSINESS IS LIMITED

         Covanta's ability to grow its domestic business by investing in new projects will be limited by debt covenants in its principal financing agreements, and from potentially fewer market opportunities for new waste-to-energy facilities.

         We cannot assure you that, when it seeks to refinance its domestic debt agreements, Covanta will be able to negotiate covenants that will provide it with more flexibility to grow its business.

COVANTA'S LIQUIDITY IS LIMITED BY THE AMOUNT OF DOMESTIC DEBT ISSUED WHEN IT EMERGED FROM BANKRUPTCY.

         Covanta believes that its cash flow from domestic operations will be sufficient to pay for its domestic cash needs, including debt service on its domestic corporate debt, and that its revolving credit facility will provide a secondary source of liquidity. We cannot assure you that Covanta's cash flow from domestic operations will not be adversely affected by adverse economic conditions or circumstances specific to one or more projects or that if such conditions or circumstances do occur, its revolving credit facility will provide Covanta with access to sufficient cash for such purposes.

OPERATION OF COVANTA'S FACILITIES AND THE CONSTRUCTION OF NEW OR EXPANDED FACILITIES INVOLVE SIGNIFICANT RISKS THAT CANNOT ALWAYS BE COVERED BY INSURANCE OR CONTRACTUAL PROTECTIONS.

         The operation of Covanta's facilities and the construction of new or expanded facilities involve many risks, including:

         - the inaccuracy of Covanta's assumptions with respect to the timing and amount of anticipated revenues;

         -        supply interruptions;

         -        work stoppages;

         -        permitting and other regulatory issues;

         -        labor disputes;

         -        social unrest;

         -        weather interferences;

         -        unforeseen engineering and environmental problems;

         -        unanticipated cost overruns;

         - catastrophic events including fires, explosions, earthquakes and droughts;

         -        changes in legal requirements;

         -        acts of terrorism;

         -        breakdown or failure of equipment or processes;

         -        performance below expected levels of output or efficiency;

         -        license revocation; and

         -        the exercise of the power of eminent domain.

         Expansions of existing plants and construction of new plants may require that Covanta incorporate recently developed and technologically complex equipment, especially in the case of newer environmental emission control technology.

         Although Covanta maintains insurance, obtains warranties from vendors, obligates contractors to meet certain performance levels, and attempts, where feasible, to pass risks Covanta cannot control to the service recipient or output purchaser, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenues, increased expenses or liquidated damages payments.

PERFORMANCE REDUCTIONS COULD MATERIALLY AND ADVERSELY AFFECT COVANTA.

         Any of the risks described in this prospectus or unforeseen problems could cause Covanta's projects to operate below expected levels, which in turn could result in lost revenues, increased expenses, higher maintenance costs and penalties for defaults under Covanta's service agreements and operating contracts. As a result, a project may operate at less than expected levels of profit or at a loss.

         Most of Covanta's service agreements for waste-to-energy facilities provide for limitations on damages and cross-indemnities among the parties for damages that such parties may incur in connection with their performance under the contract. Such contractual provisions excuse Covanta from performance obligations to the extent affected by uncontrollable circumstances and provide for service fee adjustments if uncontrollable circumstances increase its costs.

         Covanta cannot assure you that these provisions will prevent Covanta from incurring losses upon the occurrence of uncontrollable circumstances or that if Covanta were to incur such losses it would continue to be able to service its debt.

         Covanta and certain of its subsidiaries have issued performance guarantees, primarily pursuant to agreements to operate energy and waste-to-energy facilities. With respect to its domestic business, Covanta has issued guarantees to its municipal clients and other parties that Covanta's operating subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages. Such damages may be material, and in circumstances where one or more subsidiary has incurred such damages, Covanta may not have sufficient sources of cash to pay such damages. Although it has not incurred material liability under such guarantees previously, we cannot assure you that Covanta will be able to continue to avoid incurring material payment obligations under such guarantees or that if it did incur such obligations that it would have the cash resources to pay them.

 With respect to the international projects of Covanta Power
International Holdings, Inc., referred to as "CPIH" in this prospectus, Covanta and certain of its domestic subsidiaries have issued guarantees of its subsidiary's operating obligations. The potential damages that may be owed under these guarantees may be material. As discussed below, Covanta is generally entitled to be reimbursed by CPIH for any payments it may make under guarantees related to international projects.

COVANTA GENERATES ITS REVENUE PRIMARILY UNDER LONG TERM CONTRACTS, AND MUST AVOID DEFAULTS UNDER ITS CONTRACTS IN ORDER TO SERVICE ITS DEBT AND AVOID MATERIAL LIABILITY TO CONTRACT COUNTERPARTIES.

         Covanta must satisfy its performance and other obligations under its contracts to operate waste-to-energy facilities. These contracts typically require Covanta to meet certain performance criteria relating to amounts of waste processed, energy generation rates per ton of waste processed, residue quantity, and environmental standards. Covanta's failure to satisfy these criteria may subject it to material damage liability, and termination of its operating contract, or both. If such a termination were to occur, Covanta would lose the cash flow related to the project, and incur material termination damage liability. For three of Covanta's domestic projects, it has provided letters of credit to contract counterparties which may be drawn to pay such damages if they are due and owing. In circumstances where the contract of one or more subsidiary has been terminated for Covanta's default, Covanta may not have sufficient sources of cash to pay such damages or to reimburse such draws on letters of credit.

         None of Covanta's operating contracts for its waste-to-energy facilities previously have been terminated for Covanta's default, and it has not incurred material damages for performance failures under such contracts. We cannot assure you, however, that Covanta will be able to continue to be able to perform its obligations under such contracts in order to avoid such contract terminations, or damages for performance failures in the absence of contract termination, or that if it could not avoid such terminations or performance failures that it would have the cash resources to pay amounts that would then become due.

COVANTA MAY FACE INCREASED RISK OF MARKET INFLUENCES ON ITS DOMESTIC REVENUES AFTER ITS CONTRACTS EXPIRE.

         Covanta's contracts to operate waste-to-energy projects begin to expire in 2007, and its contracts to sell energy output generally expire when the project's operating contract expires. Expiration of these contracts will subject Covanta to greater market risk in maintaining and enhancing its revenues. As its operating contracts at municipally-owned projects approach expiration, Covanta will seek to enter into renewal or replacement contracts to continue operating such projects. Covanta will seek to bid competitively in the market for additional contracts to operate other facilities as similar contracts of other vendors expire. The expiration of Covanta's existing energy sales contracts, if not renewed, will require Covanta to sell project energy output either into the electricity grid or pursuant to new contracts.

         At some of Covanta's facilities, market conditions may allow Covanta to effect extensions of existing operating contracts along with facility expansions which would increase the waste processing capacity of these projects. Such extensions and expansions are currently being considered at a limited number of Covanta's facilities in conjunction with its municipal clients. If Covanta were unable to reach agreement with its municipal clients on the terms under which it would implement such extensions and expansions, or if the implementation of these extensions and expansions is materially delayed, this may adversely affect Covanta's cash flow and profitability.

         Covanta's cash flow and profitability may be adversely affected if it is unable to obtain contracts acceptable to it for such renewals, replacements or additional contracts, or extension and expansion contracts. We cannot assure you that Covanta will be able to enter into such contracts, or that the terms available in the market at the time will be favorable to Covanta.

CONCENTRATION OF SUPPLIERS AND CUSTOMERS MAY EXPOSE COVANTA TO HEIGHTENED FINANCIAL EXPOSURE.

         Covanta often relies on single suppliers and single customers at Covanta's facilities, exposing such facilities to financial risks if any supplier or customer should fail to perform its obligations.

         Covanta often relies on a single supplier to provide waste, fuel, water and other services required to operate a facility and on a single customer or a few customers to supply waste or purchase all or a significant portion of a facility's output or capacity. In most cases, Covanta has long-term agreements with such suppliers and customers in order to mitigate the risk of supply interruption. The financial performance of these facilities depends on such customers and suppliers continuing to perform their obligations under their long-term agreements. A facility's financial results could be materially and adversely affected if any one customer or supplier fails to fulfill its contractual obligations and Covanta is unable to find other customers or suppliers to produce the same level of profitability. We cannot assure you that such performance failures by third parties will not occur, or that if they do occur, such failures will not adversely affect Covanta's cash flow or profitability.

         In addition, for its waste-to-energy facilities, Covanta relies on its municipal clients as a source not only of waste for fuel but also of revenue from fees for disposal services Covanta provides. Because Covanta's contracts with its municipal clients are generally long term (none expires prior to 2007), Covanta may be adversely affected if the credit quality of one or more of its municipal clients were to decline materially. We cannot assure you that such credit quality will not decline, or that if one of more of Covanta's municipal clients' credit quality does decline, that it would not adversely affect Covanta's domestic cash flow or profitability.

COVANTA'S INTERNATIONAL BUSINESSES EMERGED FROM BANKRUPTCY WITH A LARGE AMOUNT OF DEBT, AND WE CANNOT ASSURE YOU THAT ITS CASH FLOW FROM INTERNATIONAL OPERATIONS WILL BE SUFFICIENT TO PAY THIS DEBT.

         Covanta's subsidiary holding the equity interests in its international businesses, CPIH, is also highly leveraged, and its debt will be serviced solely from the cash generated from the international operations. Cash distributions from international projects are typically less dependable as to timing and amount than distributions from domestic projects, and we cannot assure you that CPIH will have sufficient cash flow from operations or other sources to pay the principal or interest due on its debt. CPIH's debt is secured by its equity interests in certain of its subsidiaries, and by a pledge of its stock. Although CPIH's debt is non-recourse to Covanta and its domestic businesses, Covanta has pledged its stock in CPIH and CPIH has pledged its equity interests in certain of its subsidiaries to secure the CPIH debt.

         CPIH's ability to service its debt will depend upon:

         - its ability to continue to operate and maintain its facilities consistent with historical performance levels;

         - stable foreign political environments that do not resort to expropriation, contract renegotiations or currency changes;

         - the financial ability of the electric and steam purchasers to pay the full contractual tariffs on a timely basis;

         - the ability of its international project subsidiaries to maintain compliance with their respective project debt covenants in order to make equity distributions to CPIH;

         - its ability to sell existing projects in an amount sufficient to repay CPIH indebtedness at or prior to its maturity in three years, or to refinance its indebtedness at or prior to such maturity.

CPIH'S DEBT IS DUE IN 2007, AND IT WILL NEED TO REFINANCE ITS DEBT OR OBTAIN CASH FROM OTHER SOURCES TO REPAY THIS DEBT AT MATURITY.

         Covanta believes that cash from CPIH's operations, together with liquidity available under CPIH's revolving credit facility described below, will provide CPIH with sufficient liquidity to meet its needs for cash, including cash to pay debt service on CPIH's debt prior to maturity in three years. Covanta believes that CPIH will not have sufficient cash from its operations and its revolving credit facility to pay off its debt at maturity, and so if it is unable to generate sufficient additional cash from asset sales or other sources, CPIH will need to refinance its debt at or prior to maturity. While CPIH's debt is non-recourse to Covanta, it is secured by a pledge of Covanta's stock in CPIH and CPIH's equity interests in certain of its subsidiaries. We cannot assure you that such additional cash will be available to CPIH, or that it will be able to refinance its debt on acceptable terms, or at all.

CPIH'S ASSETS AND CASH FLOW WILL NOT BE AVAILABLE TO COVANTA.

         Although CPIH's results of operations are consolidated with Danielson's and Covanta's for financial reporting purposes, as long as the CPIH debt is outstanding, CPIH is restricted under its credit agreements from distributing cash to Covanta. Under these agreements, CPIH's cash may only be used for CPIH's purposes and to service CPIH's debt. Accordingly, although reported on Danielson's and Covanta's consolidated financial statements, Covanta does not have access to CPIH's revenues or cash flows and will have access only to Covanta's domestically generated cash flows.

A SALE OR TRANSFER OF CPIH OR ITS ASSETS WILL LIKELY REDUCE DANIELSON'S AND COVANTA'S CONSOLIDATED REVENUES AND EARNINGS.

         Although CPIH's results of operations are consolidated with Danielson's and Covanta's for financial reporting purposes, due to CPIH's indebtedness and the terms of Covanta's credit agreements, CPIH's cash flow is available only to repay CPIH's debt. Similarly, in the event that CPIH determines that it is desirable to sell or transfer all or any portion of its assets or business, the proceeds would first be applied to reduce CPIH's debt. We cannot assure you that the proceeds of any such sale would be sufficient to repay all of CPIH's debt, consisting of principal and accrued interest o, if sufficient to repay CPIH's debt, that such proceeds would offset the loss of CPIH's revenues and earnings as reported by Danielson and Covanta in their respective consolidated financial statements. In addition, we cannot assure you that proceeds from any such sale will equal or exceed the amount necessary to repay CPIH's debt.

EXPOSURE TO INTERNATIONAL ECONOMIC AND POLITICAL FACTORS MAY MATERIALLY AND ADVERSELY AFFECT COVANTA'S BUSINESS.

         CPIH's operations are entirely outside the United States and expose it to legal, tax, currency, inflation, convertibility and repatriation risks, as well as potential constraints on the development and operation of potential business, any of which can limit the benefits to CPIH of a foreign project.

         CPIH's projected cash distributions from existing facilities over the next five years comes from facilities located in countries having sovereign ratings below investment grade, including Bangladesh, the Philippines and India. In addition, Covanta continues to provide operating guarantees and letters of credit for certain of CPIH's projects, which if drawn upon would require CPIH to reimburse Covanta for any related payments it may be required to make. The financing, development and operation of projects outside the United States can entail significant political and financial risks, which vary by country, including:

         -        changes in law or regulations;

         -        changes in electricity tariffs;

         -        changes in foreign tax laws and regulations;

         - changes in United States, federal, state and local laws, including tax laws, related to foreign operations;

         - compliance with United States, federal, state and local foreign corrupt practices laws;

         -        changes in government policies or personnel;

         - changes in general economic conditions affecting each country, including conditions in financial markets;

         -        changes in labor relations in operations outside the United
                  States;

         -        political, economic or military instability and civil unrest;
                  and

         -        expropriation and confiscation of assets and facilities.

         The legal and financial environment in foreign countries in which CPIH currently owns assets or projects also could make it more difficult for it to enforce its rights under agreements relating to such projects.

         The occurrence of any of these risks could substantially delay the receipt of cash distributions from international projects or reduce the value of the project concerned. In addition, the existence of the operating guarantees and letters of credit provided by Covanta for CPIH projects could expose it to any or all of the risks identified above with respect to the CPIH projects, particularly if CPIH's cash flow or other sources of liquidity are insufficient to reimburse Covanta for amounts due under such instruments. As a result, these risks may have a material adverse effect on Covanta's business, consolidated financial condition and results of operations and on CPIH's ability to service its debt.

EXPOSURE TO FOREIGN CURRENCY FLUCTUATIONS MAY AFFECT COVANTA'S COSTS OF OPERATIONS.

         CPIH sought to participate in projects in jurisdictions where limitations on the convertibility and expatriation of currency have been lifted by the host country and where such local currency is freely exchangeable on the international markets. In most cases, components of project costs incurred or funded in the currency of the United States are recovered with limited exposure to currency fluctuations through negotiated contractual adjustments to the price charged for electricity or service provided. This contractual structure may cause the cost in local currency to the project's power purchaser or service recipient to rise from time to time in excess of local inflation. As a result, there is a risk in such situations that such power purchaser or service recipient will, at least in the near term, be less able or willing to pay for the project's power or service.

EXPOSURE TO FUEL PRICES MAY AFFECT CPIH'S COSTS AND RESULTS OF OPERATIONS.

         Changes in the market prices and availability of fuel supplies to generate electricity may increase CPIH's cost of producing power, which could adversely impact our profitability and financial performance.

         The market prices and availability of some of CPIH's facilities' fuel supplies fluctuate, including those facilities fueled by wood waste, coal, oil and natural gas. Although CPIH believes that it has adequate and reliable fuel supplies and that its suppliers have adequate production and transportation systems to comply with their contractual requirements to supply CPIH's facilities, any price increase, delivery disruption or reduction in the availability of such supplies could affect CPIH's ability to operate CPIH's facilities and impair its cash flow and profitability. CPIH may be subject to further exposure if any of its future operations are concentrated in facilities using fuel types subject to fluctuating market prices and availability. Covanta may not be successful in its efforts to mitigate its exposure to supply and price swings.

COVANTA'S INABILITY TO OBTAIN RESOURCES FOR OPERATIONS MAY ADVERSELY AFFECT ITS ABILITY TO EFFECTIVELY COMPETE.

         Covanta's waste-to-energy facilities depend on solid waste both for fuel and as a source of revenue. For most of Covanta's facilities, the prices it charges for disposal of solid waste are fixed under long-term contracts and the supply is guaranteed by sponsoring municipalities. However, for some of Covanta's waste-to-energy facilities, the availability of solid waste to Covanta, as well as the tipping fee that Covanta must charge to attract solid waste to its facilities, depends upon competition from a number of sources such as other waste-to-energy facilities, landfills and transfer stations competing for waste in the market area. In addition, Covanta may need to obtain waste on a short-term competitive basis as its long-term contracts expire at its owned facilities. There has been and may be further consolidation in the solid waste industry which would reduce the number of solid waste collectors or haulers that are competing for disposal facilities or enable such collectors or haulers to use wholesale purchasing to negotiate favorable below-market disposal rates. The consolidation in the solid waste industry has resulted in companies with vertically integrated collection activities and disposal facilities. Such consolidation may result in economies of scale for those companies as well as the use of disposal capacity at facilities owned by such companies or by affiliated companies. Such activities can affect both the availability of waste to Covanta for disposal at some of Covanta's waste-to-energy facilities and market pricing.

COMPLIANCE WITH ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT COVANTA'S RESULTS OF OPERATIONS.

         Costs of compliance with existing and future environmental regulations by federal, state and local authorities could adversely affect Covanta's cash flow and profitability.

         Covanta's business is subject to extensive environmental regulation by federal, state and local authorities, primarily relating to air, waste (including residual ash from combustion) and water. Covanta is required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating Covanta's facilities. Covanta may incur significant additional costs to comply with these requirements. Environmental regulations may also limit Covanta's ability to operate Covanta's facilities at maximum capacity or at all. If Covanta fails to comply with these requirements, Covanta could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted, and new laws and regulations could be adopted or become applicable to Covanta or its facilities, and future changes in environmental laws and regulations could occur. This may materially increase the amount Covanta must invest to bring its facilities into compliance. In addition, lawsuits by the Environmental Protection Agency, commonly referred to as the EPA, and various states highlight the environmental risks faced by generating facilities. Stricter environmental regulation of air emissions, solid waste handling or combustion, residual ash handling and disposal, and waste water discharge could materially affect Covanta's cash flow and profitability.

         Covanta may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if Covanta fails to obtain and comply with them, the operation of Covanta's facilities could be jeopardized or become subject to additional costs.

FEDERAL ENERGY REGULATION COULD ADVERSELY AFFECT COVANTA'S COSTS OF OPERATIONS.

         Covanta's business is subject to extensive energy regulations by federal and state authorities. The economics, including the costs, of operating Covanta's generating facilities may be adversely affected by any changes in these regulations or in their interpretation or implementation or any future inability to comply with existing or future regulations or requirements.

         The Public Utility Holding Company Act of 1935, or "PUHCA," and the Federal Power Act, or the "FPA," regulate public utility holding companies and their subsidiaries and place constraints on the conduct of their business. The FPA regulates wholesale sales of electricity and the transmission of electricity in interstate commerce by public utilities. Under the Public Utility Regulatory Policies Act of 1978, known as "PURPA," Covanta's domestic facilities are qualifying facilities (facilities meeting statutory size, fuel and ownership requirements), which are exempt from regulations under PUHCA, most provisions of the FPA and state rate regulation. Under the Energy Policy Act of 1992, Covanta's foreign projects are exempt from regulation under PUHCA.

         If Covanta becomes subject to either the FPA or PUHCA, the economics and operations of Covanta's energy projects could be adversely affected, including rate regulation by the Federal Energy Regulation Commission, with respect to its output of electricity. If an alternative exemption from PUHCA was not available, Covanta could be subject to regulation by the SEC as a public utility holding company. In addition, depending on the terms of the project's power purchase agreement, a loss of Covanta's exemptions could allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid. Such results could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements. Defaults under such financing agreements could render the underlying debt immediately due and payable. Under such circumstances, Covanta cannot assure you that the costs incurred in connection with the project could be recovered through sales to other purchasers.

FAILURE TO OBTAIN REGULATORY APPROVALS COULD ADVERSELY AFFECT COVANTA'S OPERATIONS.

         Covanta is continually in the process of obtaining or renewing federal, state and local approvals required to operate Covanta's facilities. Covanta may not always be able to obtain all required regulatory approvals, and Covanta may not be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if Covanta fails to obtain and comply with any required regulatory approvals, the operation of Covanta's facilities or the sale of electricity to third parties could be prevented, made subject to additional regulation or subject Covanta to additional costs.

THE ENERGY INDUSTRY IS BECOMING INCREASINGLY COMPETITIVE, AND COVANTA MIGHT NOT SUCCESSFULLY RESPOND TO THESE CHANGES.

         Covanta may not be able to respond in a timely or effective manner to the changes resulting in increased competition in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent U.S. competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of Covanta's business may come under increasing pressure. Regulatory initiatives in foreign countries where Covanta has or will have operations involve the same types of risks.

CHANGES IN LAWS AND REGULATIONS AFFECTING THE SOLID WASTE AND THE ENERGY INDUSTRIES COULD ADVERSELY AFFECT COVANTA'S BUSINESS.

         Covanta's business is highly regulated. Covanta cannot predict whether the federal or state governments or foreign governments will adopt legislation or regulations relating to the solid waste or energy industries. We cannot assure you that the introduction of new laws or other future regulatory developments will not have a material adverse effect on Covanta's business, financial condition or results of operations.

                       INSURANCE SERVICES - SPECIFIC RISKS

THE INSURANCE PRODUCTS SOLD BY NAICC ARE SUBJECT TO INTENSE COMPETITION.

         The insurance products sold by NAICC are subject to intense competition from many competitors, many of whom have substantially greater resources than NAICC. There can be no assurance that NAICC will be able to successfully compete in these markets and generate sufficient premium volume at attractive prices to be profitable. This risk is enhanced by the reduction in the lines of business NAICC writes as a result of it decision to reduce underwriting operations.

INSURANCE REGULATIONS MAY AFFECT NAICC'S OPERATIONS.

         The insurance industry is highly regulated and it is not possible to predict the impact of future state and federal regulations on the operations of NAICC.

IF NAICC'S LOSS EXPERIENCE EXCEEDS ITS ESTIMATES, ADDITIONAL CAPITAL MAY BE REQUIRED.

         Unpaid losses and loss adjustment expenses are based on estimates of reported losses, historical company experience of losses reported for reinsurance assumed, and historical company experience for unreported claims. Such liability is, by necessity, based on estimates that may change in the near term. NAICC cannot assure you that the ultimate liabilities will not exceed, or even materially exceed, the amounts estimated. If the ultimate liability materially exceeds estimates, then additional capital would be required to be contributed to some of our insurance subsidiaries. NAICC and the other insurance subsidiaries have received additional capital contributions in each of the past two years and they cannot provide any assurance that they will be able to obtain such additional capital on commercially reasonable terms or at all.

         In addition, due to the fact that NAICC and its other insurance subsidiaries are in the process of running off several significant lines of business, the risk of adverse development and the subsequent requirement to obtain additional capital is heightened.

FAILURE TO SATISFY CAPITAL ADEQUACY AND RISK-BASED CAPITAL REQUIREMENTS WOULD REQUIRE NAICC TO OBTAIN ADDITIONAL CAPITAL.

         NAICC is subject to certain regulatory risk-based capital requirements. Depending on its risk-based capital, NAICC could be subject to four levels of increasing regulatory intervention ranging from company action to mandatory control. NAICC's capital and surplus is also one factor used to determine its ability to distribute or loan funds to us. If NAICC has insufficient capital and surplus, as determined under the risk-based capital test, it will need to obtain additional capital to establish additional reserves. NAICC cannot provide any assurance that it will be able to obtain such additional capital on commercially reasonable terms or at all.

                          ACL BANKRUPTCY-SPECIFIC RISKS

UNCERTAINTIES IN THE BANKRUPTCY PROCESS MAY ADVERSELY AFFECT ACL.

         ACL's future results are dependent upon successfully obtaining approval, confirmation and implementation of a plan of reorganization. ACL has not yet submitted such a plan to the Bankruptcy Court for approval and cannot make any assurance that it will be able to submit and obtain confirmation of any such plan in a timely manner. Failure to confirm a plan in a timely manner could adversely affect ACL's operating results, as ACL's ability to obtain financing to fund its operations and its relations with its customers may be harmed by protracted bankruptcy proceedings.

         ACL may, under certain circumstances, file motions with the Bankruptcy Court to assume or reject executory contracts. An executory contract is one in which the parties have mutual obligations to perform, such as contracts of affreightment, charters, equipment leases and real property leases. Unless otherwise agreed, the assumption of a contract will require ACL to cure or provide for the cure of all prior defaults under the related contract, including all pre-petition liabilities. Unless otherwise agreed, the rejection of a contract is deemed to constitute a breach of the agreement as of the moment immediately preceding the Chapter 11 filing, giving the counter party a right to assert a general unsecured claim for damages arising out of the breach. Additional liabilities subject to the proceedings may arise in the future as a result of the rejection of executory contracts, including leases, and from the determination of the Bankruptcy Court, or agreement by parties in interest, of allowed claims for contingencies and other disputed amounts. Conversely, the assumption of executory contracts and unexpired leases may convert liabilities shown as subject to compromise to post-petition liabilities. Due to the uncertain nature of many of the potential claims, ACL is unable to project the magnitude of such claims with any degree of certainty.

THE ADVERSE PUBLICITY OF ACL'S BANKRUPTCY COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

         The potential adverse publicity associated with the Chapter 11 filing and the resulting uncertainty regarding ACL's future prospects may hinder ACL's ongoing business activities and its ability to operate, fund and execute its business plan by:

         -        impairing relations with existing and potential customers;

         - negatively impacting the ability of ACL to attract, retain and compensate key executives and associates and to retain employees generally;

         -        limiting ACL's ability to obtain trade credit; and

         - impairing present and future relationships with vendors and service providers.

UNCERTAINTIES IN THE BANKRUPTCY PROCESS MAY ADVERSELY AFFECT THE VALUE OF OUR INVESTMENT IN ACL.

         Currently, it is not possible to predict with certainty the length of time ACL will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of ACL or on the interests of the various creditors and stakeholders. Under the priority scheme established by the Bankruptcy Code, many post-petition liabilities and pre-petition liabilities need to be satisfied before equity holders can receive any distribution. We, directly and indirectly, hold 100% of the equity interests in ACL. The ultimate recovery to us, if any, will not be determined until confirmation of a plan of reorganization. There can be no assurance as to what value, if any, will be ascribed to our equity interests in ACL and the other debtors in the bankruptcy proceedings. It is likely that our equity will have little or no value.

THE ONGOING COSTS OF THE BANKRUPTCY PROCESS MAY AFFECT ACL'S RESULTS OF OPERATIONS AND CASH FLOWS.

         ACL HAS INCURRED AND WILL CONTINUE TO INCUR SIGNIFICANT COSTS associated with the reorganization. The amount of these costs, which are being expensed as incurred, are expected to have a significant adverse affect on its results of operations and cash flows.

ACL'S EMERGENCE FROM BANKRUPTCY MIGHT CAUSE OUR NOLS TO BE REDUCED.

         If ACL emerges from bankruptcy, taxable income could result from ACL debt forgiveness and asset sales which could materially reduce our NOLs.

ACL MAY NOT BE ABLE TO REORGANIZE IN CHAPTER 11.

         Additional risks associated with the reorganization of ACL and its emergence from Chapter 11 include, but are not limited to, adverse developments with respect to ACL's liquidity, poor results of operations limiting ACL's ability to continue as a going concern, and the availability of exit financing to facilitate emergence from Chapter 11 pursuant to a plan of reorganization. In addition, third parties could seek and obtain court approval to terminate or shorten the exclusivity period for ACL, to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert ACL's cases to Chapter 7 cases for the liquidation of its businesses. In the event of the liquidation and sale of ACL's assets, under certain circumstances, statutory obligations for ACL's ERISA qualified pension plans could be imposed upon us.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in the registration statement contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements. Factors that could cause actual results to differ materially include: our ability to fund our capital requirements in the near term and in the long term; and other factors, risks and uncertainties that are described in this prospectus, Covanta Energy Corporation's and our filings with the Securities and Exchange Commission. As a result, no assurances can be given as to future results, levels of activity and achievements. Any forward-looking statements speak only as of the date the statements were made. Neither we nor Covanta Energy Corporation undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.

                              DANIELSON'S BUSINESS

         About Danielson Holding Corporation

         We are a holding company incorporated in Delaware. Substantially all of our current operations were conducted in the insurance services industry prior to our acquisition of Covanta in March 2004. We engage in insurance operations through our indirect subsidiaries, National American Insurance Company of California and related entities. We also have an equity interest in companies engaged in the marine transportation and services industry through our investment in American Commercial Lines, LLC , referred to in this prospectus as "ACL", and related entities. We are the owners of all of the equity interests in ACL. ACL and its related entities are currently subject to Chapter 11 Bankruptcy proceedings.

         Our strategy has been to grow by making strategic acquisitions. Such acquisitions have not and may not complement our existing operations. They also have not and may not be related to our current businesses. As part of this corporate strategy, we have sought acquisition opportunities, such as the recent acquisition of Covanta, which management believes will enable us to earn an attractive return on our investment.

         As a result of the consummation of the Covanta acquisition on March 10, 2004, our future performance will predominantly reflect the performance of Covanta's operations which are significantly larger than our other operations. As a result, the nature of our business, the risks attendant to such business and the trends that it will face will be significantly altered by the acquisition of Covanta. Accordingly, our prior financial results will not be comparable to our future results.

         In May 2002, we acquired a 100% ownership interest in ACL, thereby entering into the marine transportation, construction and related service provider businesses. On January 31, 2003, ACL and many of its subsidiaries and its immediate direct parent entity, American Commercial Lines Holdings, LLC, referred to in this prospectus as "ACL Holdings," filed a petition with the U.S. Bankruptcy Court to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Material uncertainty exists as to the impact of the bankruptcy on our equity interest in ACL upon the conclusion of ACL's bankruptcy proceeding. While it cannot presently be determined, we believe that our investment in ACL is likely to have little or no value upon the completion of that bankruptcy proceeding. Accordingly, we attribute no value to our investment in ACL on our financial statements. Danielson, NAICC and our equity investees, operating in the marine services industries, are not guarantors of ACL's debt, nor are they contractually liable for any of ACL's liabilities. See "Risk Factors - ACL Bankruptcy - Specific Risks" for a more complete discussion of the risk associated with our investment in ACL.

         As a result of the bankruptcy filing, while we continue to exercise influence over the operating and financial policies of ACL through our ownership of all of the equity interests in ACL, we no longer maintain control of ACL. Accordingly, for the year ended December 31, 2003, we have accounted for our investments in ACL, Global Materials Services and Vessel Leasing using the equity method of accounting. Under the equity method of accounting, we report our share of the equity investees' income or loss based on our ownership interest.

accounting. Under the equity method of accounting, we report our share of the equity investees' income or loss based on our ownership interest.

         SZ Investments, L.L.C., a significant stockholder of ours, and a company affiliated with Sam Zell, our Chairman of the Board of Directors, William Pate, a member of our Board of Directors and Philip Tinkler, our Chief Financial Officer, is a holder through its affiliate, HY I Investments, L.L.C., of approximately 42% of ACL's senior notes and payment-in-kind notes. As a result, a special committee of DHC's Board of Directors was formed in November 2002, composed solely of disinterested directors, to oversee our investment in ACL and its related Chapter 11 bankruptcy proceedings.

         As of the end of 2003, we reported aggregate consolidated net operating loss tax carryforwards, which we refer to as "NOLs" in this prospectus, for federal income tax purposes of approximately $652 million. These losses will expire over the course of the next 19 years unless utilized prior thereto.

         Our principal executive offices are located at 2 North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and our telephone number is (312) 466-4030.

         About Covanta

         Covanta develops, constructs, owns and operates for itself and others infrastructure for the conversion of waste to energy, independent power production and the treatment of water and wastewater in the United States and abroad. Covanta owns or operates 55 power generation facilities, 40 of which are in the United States and 15 of which are located outside of the United States. Covanta's power generation facilities use a variety of fuels, including municipal solid waste, water (hydroelectric), natural gas, coal, wood waste, landfill gas and heavy fuel oil. Covanta operates water or wastewater treatment facilities, all of which are located in the United States. Until September 1999, and under prior management, Covanta was also actively involved in the entertainment and aviation services industries. Covanta's principal executive offices are located at 40 Lane Road, Fairfield, New Jersey and its telephone number is (973) 882-9000.

         Prior to March 10, 2004 when we acquired Covanta, it and most of its domestic subsidiaries had been operating as debtors in possession under Chapter 11 of the United States Bankruptcy Code.

         Acquisition of Covanta

         On December 2, 2003, we executed a definitive investment and purchase agreement to acquire Covanta in connection with Covanta's emergence from Chapter 11 proceedings in bankruptcy after the non-core and geothermal assets of Covanta were divested. The primary components of the transaction are: (1) the purchase by us of 100% of the equity of Covanta in consideration for a cash purchase price of $30 million, and (2) agreement as to new letter of credit and revolving credit facilities for Covanta's domestic and international operations, provided by some of the existing Covanta lenders and three additional lenders organized by us.

         As required by the investment and purchase agreement, Covanta filed a proposed plan of reorganization, a proposed plan of liquidation for specified non-core businesses, and the related draft disclosure statement, each reflecting the transactions contemplated under the investment and purchase agreement, with the Bankruptcy Court. On March 5, 2004, the Bankruptcy Court confirmed the proposed plans.

         Under the terms of the investment and purchase agreement, on March 10, 2004, we acquired 100% of Covanta's equity in consideration for $30 million. As part of the investment and purchase agreement, we arranged for a new $118 million replacement letter of credit facility for Covanta, secured by a second lien on Covanta's domestic assets. This financing was provided by SZ Investments, L.L.C., a Danielson stockholder referred to in this prospectus as "SZ Investments", Third Avenue Trust, on behalf of Third Avenue Value Fund Series, a Danielson stockholder referred to in this prospectus as "Third Avenue", and D. E. Shaw Laminar Portfolios, L.L.C., a creditor of Covanta and a Danielson stockholder referred to in this prospectus as "Laminar". Subsequent to the signing of the investment and purchase agreement, each of Third Avenue and Laminar assigned 30% of their participation in the letter of credit facility to Goldman Sachs Credit Partners, L.P. In addition, in connection with a note purchase agreement described below, Laminar arranged for a $10 million revolving loan facility for Covanta's international operations, secured by Covanta's international assets.

         We obtained the financing necessary for the Covanta acquisition pursuant to a note purchase agreement dated December 2, 2003, with each of SZ Investments, Third Avenue and Laminar, referred to collectively in this prospectus as the "Bridge Lenders". Pursuant to the note purchase agreement, the Bridge Lenders severally provided us with an aggregate of $40 million of bridge financing in exchange for notes issued by us. In the event that we are unable to repay all or a portion of the notes with the proceeds from this rights offering of our common stock, then the notes are convertible without action by the Bridge Lenders into shares of our common stock at a price of $1.53 per share subject to certain agreed upon limitations. These notes have a scheduled maturity date of January 2, 2005 and an extended maturity date of July 15, 2005, and bear interest at a rate of 12% per annum through July 15, 2004 and 16% per annum thereafter. In the event of a default or the failure to pay a note on its maturity, the interest rate under the note increases by 2% per annum. We used $30 million of the proceeds from the notes to post an escrow deposit prior to the closing of the transactions contemplated by an investment and purchase agreement with Covanta. At closing, the purchase price deposit was used as our purchase price for Covanta. We have been and will use the remainder of the proceeds to pay transaction expenses and for general corporate purposes.

         We issued to the Bridge Lenders an aggregate of 5,120,853 shares of our common stock primarily in consideration for the $40 million of bridge financing. At the time that we entered into the note purchase agreement, agreed to issue the notes convertible into shares of our common stock and issued the equity compensation to the Bridge Lenders, the trading price of our common stock was below the $1.53 per share conversion price of the notes. On December 1, 2003, the day prior to the announcement of the Covanta acquisition, the closing price of our common stock on the American Stock Exchange was $1.40 per share.

         In addition, under the note purchase agreement Laminar has agreed to convert an amount of notes to acquire up to an additional 8.75 million shares of our common stock at $1.53 per share based upon the levels of public participation in a rights offering. Further, we have agreed, in connection with the note purchase agreement, to sell up to an additional 3.0 million shares of our common stock at $1.53 per share to certain creditors of Covanta based upon the levels of public participation in the rights offering and subject to change of ownership and other limitations.

         As part of our negotiations with Laminar and its becoming a 5% stockholder, pursuant to a letter agreement dated December 2, 2003, Laminar has agreed to additional restrictions on the transferability of the shares of our common stock that Laminar holds or will acquire. Further in accordance with the transfer restrictions contained in Article Fifth of our charter restricting the resale of our common stock by 5% stockholders, we have agreed with Laminar to provide it with limited rights to resell the common stock that it holds. Finally, we have agreed with the Bridge Lenders to file a registration statement with the SEC to register the shares of common stock issued to or acquired by them under the note purchase agreement not later than the earlier of June 30, 2004 and ten days after closing of the rights offering.

         Samuel Zell, Danielson's Chairman of the Board of Directors, Philip Tinkler, Danielson's Chief Financial Officer and William Pate, a director of Danielson, are affiliated with SZ Investments. Martin Whitman and David Barse, directors of Danielson, are affiliated with Third Avenue. The note purchase agreement and other transactions involving the Bridge Lenders were negotiated, reviewed and approved by a special committee of our Board of Directors composed solely of disinterested directors and advised by independent legal and financial advisors.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell all or a portion of the shares offered by this prospectus from time to time in ordinary broker transactions on the American Stock Exchange at the prices prevailing at the time of such sale. The selling stockholders may also make private sales directly through a broker or brokers. The selling stockholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. We will pay all expenses incident to the sale of the shares to the public other than brokerage commissions and other expenses incurred by the selling stockholders, which will be paid by the selling stockholders. In connection with any sale, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933.

         There is no assurance that any of the selling stockholders will sell any or all of the shares of common stock offered by them pursuant to this prospectus.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from any sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The 566,134 shares of our common stock to which this prospectus relates are being registered for reoffers and resales by our officers and directors named below, who acquired the shares of our common stock pursuant to our 1995 Stock and Incentive Plan. The selling stockholders may resell all, a portion or none of such shares of common stock from time to time.

                                                                      Number of
                                                                     Shares To Be
                                       Number of        Number of    Beneficially
                                         Shares        Shares that   Owned If All
 Name of Selling                      Beneficially        May Be    Shares Offered
  Stockholder        Title              Owned (1)      Offered (2)     Are Sold
------------------   --------         ------------     -----------  --------------
David M Barse        Director            2,957,582(3)      325,000       2,632,582
Richard L. Huber     Director               60,000          60,000               0
Eugene M. Isenberg   Director              170,189          13,334         156,855
William C. Pate      Director               96,238          22,800          73,438
Joseph P. Sullivan   Director              100,000         100,000               0
Philip Tinkler       Chief Financial
                       Officer              16,900           5,000          11,900
Clayton Yeutter      Director               40,000          40,000               0

         (1) As of May 1, 2004, the number of shares owned by listed individuals includes restricted stock and options to purchase shares of our common stock under our 1995 Stock and Incentive Plan, whether or not exercisable as of, or within sixty days of, the date of this prospectus as well as shares of our common stock beneficially owned by the selling stockholders.

         (2) Includes restricted stock and options to purchase shares of our common stock issued to the selling stockholders under the 1995 Stock and Incentive Plan, whether or not exercisable as of, or within sixty days of, the date of this Prospectus.

         (3) Includes 2,591,784 shares beneficially owned by Third Avenue Management, LLC, referred to in this prospectus as "Third Avenue Management", as the sole investment adviser to the Third Avenue Value Fund Series of Third Avenue Trust and in separate accounts managed by Third Avenue Management. Mr. Barse is the Chief Executive Officer of Third Avenue Trust and Third Avenue Management. Mr. Barse disclaims beneficial ownership of the shares of our common stock owned by Third Avenue Management.

                                  LEGAL MATTERS

         Legal matters in connection with the sale of the shares of common stock by the selling stockholders will be passed upon by Neal, Gerber & Eisenberg LLP.

                                     EXPERTS

         The consolidated financial statements and schedules of Danielson Holding Corporation at December 31, 2003, and for each of the two years in the period then ended, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2001, and for the year then ended, by KPMG, LLP, independent auditors as set forth in their respective reports thereon incorporated by reference in this prospectus and registration statement, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The consolidated financial statements and the related financial statement schedules of Covanta Energy Corporation (Debtor in Possession) and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming Covanta Energy Corporation's plan of reorganization which became effective after the close of business on March 10, 2004, substantial doubt about Covanta Energy Corporation's ability to continue as a going concern, and Covanta Energy Corporation's adoption of Statement or Financial Accounting Standards, referred to in this prospectus as "SFAS", No. 143, "Accounting for Asset Retirement Obligations", in 2003, SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment of Disposal or Long-Lived Assets" in 2002, and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, in 2001) which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Quezon Power, Inc. at December 31, 2003 and 2002, and for each of the two years in the period then ended, incorporated by reference in this prospectus and registration statement have been audited by Sycip Gorres Velayo & Co., independent auditors, and at December 31, 2001, and for the year then ended, by Arthur Andersen LLP, independent auditors who have ceased operations, as set forth in their respective reports thereon incorporated by reference in this prospectus and registration statement, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The consolidated financial statements of American Commercial Lines LLC at December 26, 2003 and December 27, 2002, and for the two years in the period ended December 26, 2003, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and at December 28, 2001, and for the year then ended by PricewaterhouseCoopers LLP, independent accountants, as set forth in their respective reports thereon incorporated by reference in this prospectus and registration statement, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

Danielson Holding Corporation

         This prospectus is part of a registration statement on Form S-8 we filed with the SEC under the Securities Act of 1933. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained at the SEC's website, www.sec.gov or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on our corporate website, www.danielsonholding.com. Our common stock is traded on the American Stock Exchange. Material filed by us can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

Covanta Energy Corporation

         Covanta also files periodic reports and other information with the SEC. Such reports and other information filed by Covanta with the SEC can be read and copied at the public reference room of the SEC at the address set forth above. Copies of such material also can be obtained at the SEC's website, www.sec.gov or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at the number set forth above for further information on the public reference room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offering described in this prospectus:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

         2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 7, 2004, and

         3. Our Current Reports on Form 8-K filed with the SEC on March 11, 2004, April 5, 2004, April 27, 2004 and our Current Report on Form 8-K/A filed with the SEC on May 10, 2004;

         You may request a copy of these filings, at no cost, by writing or telephoning as follows: Danielson Holding Corporation, 2 North Riverside Plaza, Suite 600, Chicago, Illinois, 60606 and our telephone number is (312) 466-4030.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

         David S. Stone, a partner of Neal, Gerber & Eisenberg LLP, is the Acting General Counsel of the Company and Secretary of the Company and certain of its affiliates.

ITEM 8. EXHIBITS.

         4.1 Specimen certificate representing Common Stock (incorporated by reference to the Company's Registration Statement on Form 8-B, filed on August 3, 1992).

         4.2 Danielson Holding Corporation 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002), and included as Appendix A to the Company's Proxy Statement filed on June 24, 2002, and incorporated by reference herein.

         5.1      Opinion of Neal, Gerber & Eisenberg LLP.

         23.1 Consent of Independent Auditors of Danielson Holding Corporation and Subsidiaries, dated May 7, 2004, by Ernst & Young LLP, as filed as Exhibit 23.1 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.2 Consent of Independent Auditors of American Commercial Lines, LLC and Subsidiaries, dated May 6, 2004, by Ernst & Young LLP, as filed as Exhibit 23.2 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.3 Consent of Independent Auditors of Covanta Energy Corporation and Subsidiaries, dated May 7, 2004, by Deloitte & Touche LLP.

         23.4 Consent of Independent Auditors of Quezon Power, Inc. and Subsidiary, dated May 7, 2004, Sycip Gorres Velayo & Co., A Member Practice of Ernst & Young Global, as filed as Exhibit
                  23.4 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.5 Consent of Independent Auditors of Danielson Holding Corporation and Subsidiaries dated May 7, 2004 by KPMG LLP, as filed as Exhibit 23.5 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.6 Consent of Independent Accountants of American Commercial Lines, LLC, dated May 10, 2004, by PricewaterhouseCoopers LLP.

         23.7     Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1).

         24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 10, 2004.

                                   DANIELSON HOLDING CORPORATION

                                   By: /s/ Jeffrey R. Horowitz
                                       --------------------------------------
                                       Jeffrey R. Horowitz
                                       President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints PHILIP G. TINKLER and DAVID S. STONE, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on May 10, 2004 by the following persons in the capacities indicated:

SIGNATURE                           TITLE

/s/ Jeffrey R. Horowitz              President and Chief Executive Officer
--------------------------------     (Principal Executive Officer)
Jeffrey R. Horowitz

/s/ Philip G. Tinkler               Chief Financial Officer
--------------------------------    (Principal Financial and Accounting Officer)
Philip G. Tinkler

/s/ David M. Barse                  Director
--------------------------------
David M. Barse

/s/ Richard L. Huber                Director
--------------------------------
Richard L. Huber

/s/ Eugene M. Isenberg              Director
--------------------------------
Eugene M. Isenberg

/s/ William C. Pate                 Director
--------------------------------
William C. Pate

/s/ Jean Smith                      Director
--------------------------------
Jean Smith

/s/ Joseph P. Sullivan              Director
--------------------------------
Joseph P. Sullivan

                                    Director
--------------------------------
Martin J. Whitman

/s/ Clayton K. Yeutter              Director
--------------------------------
Clayton K. Yeutter

                                    Director
--------------------------------
Samuel Zell

EXHIBIT INDEX

         4.1 Specimen certificate representing Common Stock (incorporated by reference to the Company's Registration Statement on Form 8-B, filed on August 3, 1992).

         4.2 Danielson Holding Corporation 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002), and included as Appendix A to the Company's Proxy Statement filed on June 24, 2002, and incorporated by reference herein.

         5.1      Opinion of Neal, Gerber & Eisenberg LLP.

         23.1 Consent of Independent Auditors of Danielson Holding Corporation and Subsidiaries, dated May 7, 2004, by Ernst & Young LLP, as filed as Exhibit 23.1 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.2 Consent of Independent Auditors of American Commercial Lines, LLC and Subsidiaries, dated May 6, 2004, by Ernst & Young
                  LLP, as filed as Exhibit 23.2 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.3 Consent of Independent Auditors of Covanta Energy Corporation and Subsidiaries, dated May 7, 2004, by Deloitte & Touche LLP.

         23.4 Consent of Independent Auditors of Quezon Power, Inc. and Subsidiary, dated May 7, 2004, Sycip Gorres Velayo & Co., a Member Practice of Ernst & Young Global, as filed as Exhibit
                  23.4 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.5 Consent of Independent Auditors of Danielson Holding Corporation and Subsidiaries dated May 7, 2004 by KPMG LLP, as filed as Exhibit 23.5 to Danielson Holding Corporation's Current Report on Form 8-K/A dated May 10, 2004, as filed with the Securities and Exchange Commission and incorporated by reference herein.

         23.6 Consent of Independent Accountants of American Commercial Lines, LLC, dated May 10, 2004, by PricewaterhouseCoopers LLP.

         23.7     Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1).

         24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).